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                                                                    EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of FPA Medical Management, Inc. on Form S-3 ("Registration Statement") of our report dated March 15, 1996, on our audits of the consolidated financial statements of Sterling Healthcare Group, Inc. as of December 31, 1995, and for the year ended December 31, 1995 and for the period from June 1, 1994 to December 31, 1994, which is included in the annual Report on Form 10-K/A. We also consent to the inclusion in this Registration Statement of our report dated March 15, 1996 on our audits of the financial statements of Sterling Healthcare Group, Inc. and to the reference to our Firm under the caption "Experts."

/s/ COOPERS & LYBRAND L.L.P.
----------------------------
Coopers & Lybrand L.L.P.

Miami, Florida
July 9, 1997